As filed with the Securities and Exchange Commission on April 24, 2015

Registration No. 333-142194

Registration No. 333-166193

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENTS
UNDER THE SECURITIES ACT OF 1933

U.S. BANCORP

(Exact name of registrant as specified in its charter)

Delaware	41-0255900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Nicollet Mall

Minneapolis, Minnesota  55402
(Address of principal executive offices)(Zip code)

U.S. Bancorp 2007 Stock Incentive Plan

U.S. Bancorp Amended and Restated 2007 Stock Incentive Plan

(Full title of the plan)

James L. Chosy, Esq. Executive Vice President, General Counsel and Corporate Secretary U.S. Bancorp 800 Nicollet Mall Minneapolis, Minnesota 55402 (Name and address of agent for service)	Copy to: Jay L. Swanson, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600

(651) 466-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) amends the following Form S-8 Registration Statements (the “Registration Statements”) of U.S. Bancorp (the “Company”):

•                  Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) (Registration No. 333-142194) on April 18, 2007, registering (i) 70,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that may be issued pursuant to the U.S. Bancorp 2007 Stock Incentive Plan (the “2007 Stock Plan”), and (ii) options to purchase 70,000,000 shares of Common Stock that may be granted pursuant to the 2007 Stock Plan; and

•                  Registration Statement on Form S-8 filed with the SEC (Registration No. 333-166193) on April 20, 2010, registering (i) 50,000,000 shares of Common Stock that may be issued pursuant to the U.S. Bancorp Amended and Restated 2007 Stock Incentive Plan (together with the 2007 Stock Plan, the “Former Stock Plan”), and (ii) options to purchase 50,000,000 shares of Common Stock that may be granted pursuant to the Former Stock Plan.

On April 21, 2015, the shareholders of the Company approved the U.S. Bancorp 2015 Stock Incentive Plan (the “New Stock Plan”), which replaces the Former Stock Plan.  No future awards will be made under the Former Stock Plan.  This Amendment is being filed by the Company, in accordance with the undertaking made by the Company in the Registration Statements, to remove from registration all shares of Common Stock and options to acquire Common Stock that have not been awarded or issued under the Former Stock Plan and that, in the case of shares of Common Stock, are not subject to outstanding options or other awards, and that are not otherwise available for grant under the New Stock Plan.  Of the 120,000,000 shares of Common Stock registered for issuance under the Former Stock Plan, 46,258,602 shares are hereby deregistered.  Of the options to acquire 120,000,000 shares of Common Stock registered for issuance under the Former Stock Plan, options to acquire 46,258,602 shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on April 21, 2015.

U.S. BANCORP

By:	/s/ Richard K. Davis
Richard K. Davis
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed on April 21, 2015 by the following persons in the capacities indicated.

Signature and Title

/s/ Richard K. Davis
Richard K. Davis,
Chairman, President and Chief Executive Officer
(principal executive officer)

/s/ Kathleen A. Rogers
Kathleen A. Rogers,
Vice Chairman and Chief Financial Officer
(principal financial officer)

/s/ Craig E. Gifford
Craig E. Gifford,
Executive Vice President and Controller
(principal accounting officer)

/s/ Douglas M. Baker, Jr.
Douglas M. Baker, Jr., Director

/s/ Arthur D. Collins, Jr.
Arthur D. Collins, Jr., Director

/s/ Kimberly J. Harris
Kimberly J. Harris., Director

/s/ Roland A. Hernandez
Roland A. Hernandez, Director

/s/ Doreen Woo Ho
Doreen Woo Ho, Director

/s/ Joel W. Johnson
Joel W. Johnson, Director

/s/ Olivia F. Kirtley
Olivia F. Kirtley, Director

Signature and Title

/s/ Jerry W. Levin
Jerry W. Levin, Director

/s/ David B. O’Maley
David B. O’Maley, Director

/s/ O’dell M. Owens, M.D., M.P.H.
O’Dell M. Owens, M.D., M.P.H., Director

/s/ Craig D. Schnuck
Craig D. Schnuck, Director

/s/ Patrick T. Stokes
Patrick T. Stokes, Director

/s/ Scott W. Wine
Scott W. Wine, Director